Exhibit 10.2


                              EMPLOYMENT AGREEMENT


         EMPLOYMENT AGREEMENT dated as of April 21, 2003 between QMED, INC., a Delaware corporation (the "Company"), and JANE MURRAY ("Executive").

         WHEREAS, the Executive is Executive Vice President of the Company; and

         WHEREAS, the Company's Board of Directors wishes to assure that the Company will continue to have the services of the Executive available to it; and

         WHEREAS, the Company's Board of Directors has determined, in light of the importance of the Executive's continued services to the stability and interests of the Company and its stockholders to reinforce and encourage the Executive's continued attention and dedication to her duties.

         NOW THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, it is agreed between the Company and the Executive as follows:

1.       EMPLOYMENT.

         Subject to the terms and conditions hereof, Company hereby employs Executive as its Executive Vice President and Chief Operating Officer during the term hereof, as hereinafter described, and Executive hereby accepts such employment.

2.       EFFECTIVE DATE.

         This Agreement shall become effective as of December 1, 2002 (the "Effective Date").

3.       TERM OF EMPLOYMENT.

         Unless earlier terminated pursuant to Section 8 hereof, the term of employment under this Agreement shall be for a three-year period commencing on the Effective Date and ending November 30, 2005. This Agreement shall be automatically renewed for successive one (1) year periods, unless either party shall notify the other in writing of its intention not to renew this Agreement (a "Non-renewal Notice"), which notice shall be given at least 90 days prior to the end of the then current term (the "Expiration Date"). The period from the Commencement Date to the Expiration Date, including the Renewal Term, if any, is referred to herein as the "Term."

4.       DUTIES.

         4.1 During the Term of her employment by Company, Executive shall serve as Executive Vice President and Chief Operating Officer of Company. In Executive's capacity as Executive Vice President and Chief Operating Officer of the Company, the Executive shall have the customary powers responsibilities and

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authorities of chief operating officers of corporations of the size, type and nature of the Company, as it exists from time to time, including primary responsibility for the day-to-day management of the Company's affairs and its operations, any duties prescribed for such positions in the By-laws of Company as in effect from time to time, and those responsibilities and duties as the Board of Directors may from time to time direct Executive to undertake and to perform which are consistent and appropriate to the capacities of senior corporate management held by Executive. During the term of this Agreement, Executive may not be demoted whereby she is no longer performing the duties commonly incident to the offices of Executive Vice President and Chief Operating Officer.

         4.2 The Executive, if elected, shall serve as a member of the Board of Directors of the Company. The Executive shall serve as the second highest ranking officer of each of the Company's wholly-owned subsidiaries.

         4.3 Executive shall serve Company faithfully and to the best of her ability and shall devote a substantial amount of her time, skill, efforts and attention during business hours (unless prevented by illness or incapacitation) to the business affairs of Company.

         4.4 As long as the Board of Directors has not reasonably determined that such activities interfere with her duties and responsibilities hereunder, nothing in this Agreement shall preclude the Executive from engaging in charitable and community affairs, from managing any passive investment made by her in publicly-traded securities or other property. The Executive may serve as a member of the boards of directors or as a trustee of any other corporation, association or entity so long as in the reasonable judgment of the Executive and the Board of Directors, such activities do not conflict or interfere with her duties hereunder.

5.       COMPENSATION.

         5.1 Salary. Company shall pay Executive a base salary ("Base Salary") as follows: $220,000 per year for the one-year period commencing on the Effective Date. Executive's Base Salary will be reviewed no less frequently than annually and may be increased, but not decreased by the Executive Evaluation and Compensation Committee of the Company's Board of Directors (or similar committee serving that function, the "Committee"). Once increased, such increased amount shall constitute the Executive's Base Salary and shall not be decreased. Base Salary shall be payable in accordance with the ordinary payroll practices of the Company.

         5.2      Bonuses.

         (a) In addition to Base Salary, the Company shall pay the Executive a bonus of up to 80% of Base Salary for each year of the Term( the "Target Bonus"). Except as set forth in paragraph 5.2 (b), below, the determination of what portion of the Target Bonus shall have been earned by the Executive shall be made by the Committee at its first meeting in each year of the Term at which audited financial statements of the Company are available for the most recently completed fiscal year, taking into consideration such factors as strategic

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business development, staff development, growth, profitability, efficiency, stockholder value and such other goals as the Committee deems to be appropriate measures of performance.

         (b) $88,000 of the target bonus during the first year of the Term shall be earned upon the achievement of the Company demonstrating operational success in its participation in a Disease Management Demonstration Project with Pacificare Health Systems, Inc. and Alere Medical, Inc. (the "Heartpartners Project"). The Heartpartners Project portion of the bonus will be paid within 10 days of the certification by the Company's President and Chief Executive Officer that the Heartpartners Project had reached operational success. Any portion of the Target Bonus not earned as result of the Healthpartners Project demonstrating operational success may nevertheless be awarded by the Committee to the Executive at any time operational success is achieved during any year of the Term

         (c) Except as set forth in Section 5.2(b), above, annual bonuses will be paid no later than 10 days after the first meeting of the Committee following the close of each of the Company's fiscal years during the Term , at which audited financial information for the Company's most recently completed fiscal year is available to the Committee.

         5.3 Compensation Plans and Programs. Executive shall be eligible to participate in any compensation plan or program, annual or long term, maintained by Company in which other senior executives of Company participate on terms comparable to those applicable to such other senior executives.

         5.4 Stock Option Awards. During the Term, Executive will have an annual opportunity to be granted an option (the "Annual Option") for shares of the Company's Common Stock, in an amount at a target level value of a percentage or multiple of Base Salary, established by the Committee, based upon the performance goals established by the Committee. The determination of the value of the Annual Options to be granted will be made by the Committee using the valuation method it employs in making annual option grants to the senior executives of the Company.

6.       BENEFITS

         6.1 Benefit Programs. Executive shall be eligible to participate in all Executive benefit programs of the Company from time to time in effect and generally available to the Company's senior executives, including, but not limited to health (which shall include an annual physical and shall cover the Executive's dependents), life (with a minimum death benefit of $1,000,000), dental and disability insurance (which policy currently guarantees up to 60% of Executive's then current Base Salary upon Executive's occupational or functional disability based upon insurer's examination and risk assessment).

         6.2 Vacation. Executive is entitled to up to four weeks (20 business days) of paid vacation per each calendar year. Executive shall not utilize her vacation time in periods of longer than 10 consecutive business days without

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obtaining the prior express consent of the Chief Executive Officer. Unused vacation shall be forfeited as of December 31 of each calendar year. In addition to paid vacation time, the Executive will be paid for sick, personal and floating days up to a maximum of nine days per calendar year.

         6.3 Fringe Benefits. Executive shall be entitled to the perquisites and other fringe benefits made available to senior executives of the Company.

         6.4 Expenses. Executive is authorized to incur reasonable expenses in carrying out her duties and responsibilities under this Agreement, including, without limitation, expenses for travel, cellular telephone (including access charges and business calls) and similar items related to such duties and responsibilities. Company will reimburse Executive for all such expenses upon presentation by Executive of appropriately itemized accounts of such expenditures.

         6.5 Automobile. Company shall pay Executive for all reasonable expenses (including, but not limited to, lease payments, liability insurance and fuel costs), of up to $1,000 per month incurred in operating an automobile for Executive's use in the performance of her duties hereunder and in the conduct of Company's affairs, which automobile shall also be available to Executive and her spouse for personal use.

7.       INDEMNIFICATION.

         Executive shall be indemnified by the Company against expenses, including attorneys' fees, actually and necessarily incurred by her in connection with the defense of any action, suit, investigation or proceeding or similar legal activity, regardless of whether criminal, civil, administrative or investigative in nature ("Claim"), to which she is made a party or is otherwise subject to, by reason of her being or having been an officer, employee, director or agent of Company, to the full extent permitted by applicable law and the Certificate of Incorporation of Company. Such right of indemnification is in addition to and not exclusive of any other rights to which Executive may be entitled under Company's Certificate of Incorporation or By-laws, as in effect from time to time, any agreement or otherwise.

8.       TERMINATION OF EMPLOYMENT.

         8.1      Termination Without Cause or for Good Reason.

         (a) Company may terminate Executive's employment at any time for any reason. If Executive's employment is terminated by the Company other than (i) for Cause (as defined in Section 8.4 hereof), or (ii) as a result of Executive's death or Permanent Disability (as defined in Section 8.2 hereof), or (iii) if the Term expires following the giving of a Non-renewal Notice; or if Executive terminates her employment for Good Reason (as defined in Section 8.1 (b) hereof) prior to the Expiration Date; Executive shall receive or commence receiving as soon as practicable in accordance with the terms of this Agreement:

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                  (i)      such payments under applicable plans or programs,
                           including but not limited to those referred to in
                           Section 5.3 hereof, to which she is entitled pursuant to the terms of such plans or programs through the date of termination;

                  (ii) any earned but unpaid bonus which amount shall be paid in a cash lump sum within thirty (30) days of the date of termination or, in the absence of a bonus having been determined by the Committee at the time of termination, an amount equal to the bonus paid to or accrued for Executive for the last fiscal year;

                  (iii) severance payments (the "Severance Payments"), which amount shall be paid in a cash lump sum within thirty
                           (30) days of the date of termination, in the amount of the greater of (a) $330,000; or (b) the aggregate amount of the Executive's Base Salary for the then remaining term of this Agreement. The Severance Payments will be paid in the same manner as Base Salary was paid prior to termination;

                  (iv) immediate vesting of all unvested stock options and the extension of the exercise period of such options to the later of the longest period permitted by the Company's stock option plans or ten years following the Termination Date;

                  (v) payment in respect of accrued but unused vacation days (the "Vacation Payment") and compensation earned but not yet paid (the "Compensation Payment") which amount shall be paid in a cash lump sum within thirty
                           (30) days of the date of termination; and

                  (vi) continued coverage, at the Company's expense for a period of 24 months from the date of termination under all executive health, dental, disability and life insurance plans in which the Executive participates as of the date of termination in accordance with the respective terms thereof.

         (b) For purposes of this Agreement, "Good Reason" shall mean any of the following (unless done with Executive's express prior written consent):

                  (i) Any material breach by Company of any provision of this Agreement, including, without limitation, any material reduction by Company of Executive's duties or responsibilities (except in connection with the termination of Executive's employment for Cause, as a result of Permanent Disability, as a result of Executive's death or by Executive other than for Good Reason);

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                  (ii)     Any reduction by the Company in Executive's Base
                           Salary;

                  (iii) The failure by the Company to obtain the specific assumption of this Agreement by any successor or assign of Company as provided for in Section 11 hereof;

                  (iv) Moving the principal executive offices of Company to a location which is more than 50 miles from its present location; or

                  (v) Upon a Change of Control of Company (as such term is hereinafter defined).

         8.2 Permanent Disability. If Executive becomes totally and permanently disabled (as defined in the Company's disability benefit plan applicable to senior executive officers as in effect on the date thereof) ("Permanent Disability"), Company or Executive may terminate Executive's employment on written notice thereof, and Executive shall receive or commence receiving, as soon as practicable:

                  (i) amounts payable pursuant to the terms of the disability insurance policy or similar arrangement which Company maintains during the term hereof;

                  (ii) the Vacation Payment and the Compensation Payment which shall be paid to Executive as a cash lump sum within 30 days of such termination;

                  (iii) such payments under applicable plans or programs, including but not limited to those referred to in
                           Section 5.3 hereof, to which she is entitled pursuant to the terms of such plans or programs through the date of termination; and

                  (iv)     immediate vesting of all unvested stock options.

         8.3 Death. In the event of Executive's death during the term of her employment hereunder, Executive's estate or designated beneficiaries shall receive or commence receiving, as soon as practicable in accordance with the terms of this Agreement:

                  (i) compensation equal to one year's Base Salary which shall be paid within 30 days of such termination;

                  (ii) any death benefits provided under the Executive benefit programs, plans and practices referred to in Sections 5.3 and 6.1 hereof, in accordance with their respective terms;

                  (iii) the Vacation Payment and the Compensation Payment which shall be paid to Executive as a cash lump sum within 30 days of such termination; and

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                  (iv)     such other payments under applicable plans or
                           programs, including but not limited to those referred to in Section 5.3 hereof, to which Executive's estate or designated beneficiaries are entitled pursuant to the terms of such plans or programs.

         8.4 Voluntary Termination by Executive: Discharge for Cause. The Company shall have the right to terminate the employment of Executive for Cause (as hereinafter defined). In the event that Executive's employment is terminated by Company for Cause, as hereinafter defined, or by Executive other than for Good Reason or other than as a result of the Executive's Permanent Disability or death, prior to the Termination Date, Executive shall be entitled only to receive, as a cash lump sum within 30 days of such termination (i) the Compensation Payment and the Vacation Payment; and (ii) earned but unpaid Bonus attributable to a calendar year prior to the calendar year in which such termination occurs. As used herein, the term "Cause" shall be limited to (i) willful malfeasance, willful misconduct or gross negligence by Executive in connection with her employment in a matter of material importance to the conduct of the Company's affairs which has a material adverse affect on the business of the Company, (ii) continuing refusal by Executive to perform her duties hereunder which continues for thirty (30) days after notice of any such refusal to perform such duties or direction is given to Executive by the Board of Directors, (iii) any material breach of this Agreement by Executive, which continues for thirty (30) days after notice of any such material breach is given to Executive by the Board of Directors, or (iv) the conviction of Executive for commission of a felony. For purposes of this subsection, no act or failure to act on the Executive's part shall be considered "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that her action or omission was in the best interest of the Company. Termination of Executive pursuant to this Section 8.4 shall be made by delivery to Executive of a copy of a resolution duly adopted by the affirmative vote of all of the members of the Board of Directors called and held for such purpose (after 30 days prior written notice to Executive and reasonable opportunity for Executive to be heard before the Board of Directors prior to such vote), finding that in the good faith business judgment of such Board of Directors, Executive was guilty of conduct set forth in any of clauses (i) through (iv) above and specifying the particulars thereof.

         8.5. Late Payments. Any amounts due hereunder to Executive which remain unpaid after their due date, shall bear interest from the due date until paid at a rate of the prime rate (in effect on the date thereof for First Union Bank, N.A.).

9.       RESTRICTIVE COVENANTS.

         9.1 Confidentiality. Executive recognizes that, by reason of her employment hereunder, she may acquire confidential information and trade secrets concerning the operation of Company, the use or disclosure of which could cause Company substantial loss and damages which could not be readily calculated and for which no remedy at law would be adequate. Accordingly, Executive covenants and agrees with Company that she will not, either during the term of her

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employment hereunder and for a period of one (1) year after the expiration or termination of this Agreement, disclose, furnish or make accessible to any person, firm or corporation (except (i) in the ordinary course of business in performance of Executive's obligations to Company hereunder or (ii) when required to do so by law or (iii) with the prior written consent of Company pursuant to authority granted by a resolution of the Board of Directors) any confidential information that Executive has learned or may learn by reason of her association with Company. As used herein, the term "confidential information" shall include, without limitation, information not previously known or disclosed to the public or to the trade by Company with respect to the business or affairs of Company, including, without limitation, information relating to business opportunities, customer lists, price lists, trade secrets, systems, techniques, procedures, methods, inventions, facilities, financial information, business plans or prospects.

         9.2 Non-Competition. During the period of her employment hereunder and for one year thereafter, Executive agrees that, without the prior written consent of Company, (A) she will not, directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or Executive or in any other capacity, carry on, be engaged in or have any financial interest in, any business which is directly in competition with the business of Company and/or its subsidiaries and (B) she shall not, on her own behalf or on behalf of any person, firm or company, directly or indirectly, solicit or offer employment to any person who has been employed by Company at any time during the 12 months immediately preceding such solicitation.

10.      INJUNCTIVE RELIEF.

         Without intending to limit the remedies available to Company, Executive acknowledges that a breach of the covenants contained in Section 9 of this Agreement may result in material irreparable injury to Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Executive from engaging in activities prohibited by such Section or such other relief as may be required to specifically enforce any of the covenants in such Section.

11.      ASSIGNMENT.

         This contract shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by Company, except that Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of Company, if such successor expressly agrees to assume the obligations of Company hereunder.

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12.      CHANGE IN CONTROL.

         12.1 Definition. For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred if (i) there shall be consummated (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company, or (ii) the stockholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company, or (iii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act")), other than the Company or any Executive benefit plan sponsored by the Company, or such person, who, on the Effective Date hereof, is a 20% or more beneficial owner, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, or (iv) at any time during a period of two consecutive years, individuals who at the beginning of such period, constituted the Board of Directors of the Company shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company's stockholders of each new director during such two-year period was approved by a vote of at least two-thirds of the directors then still in office, who were directors at the beginning of such two-year period.

         12.2 Rights and Obligations. If a Change in Control of the Company shall have occurred while the Executive is an Executive of the Company, the Executive shall be entitled to the compensation provided in Section 8.1 of this Agreement upon the subsequent termination of the Executive's employment with the Company by either the Company, or the Executive, for any reason, within two years of the date upon which the Change in Control shall have occurred, unless such termination is a result of (i) the Executive's death; (ii) the Executive's Disability; (iii) the Executive's Retirement; or (iv) the Executive's termination for Cause, and except that the Severance Payment shall equal five
(5) times Executive's Base Salary and shall be payable in a cash lump sum no later than thirty (30) days after such termination of employment, and the continuation of benefits shall be for a period of five years (collectively the "Termination Amount"). If Executive elects not to terminate and, subsequent to such Change in Control, Executive's employment is terminated by Company other than for Cause, or if Executive terminates this Agreement for Good Reason, Executive shall be entitled to receive the Termination Amount.

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13.      NOTICES.

         Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficiently given if delivered in person, or mailed by certified first class mail, postage prepaid, or sent by a reputable overnight courier service, addressed to the party to be notified at the address(es) specified below (or such other address as may be specified by notice in this manner):

         Notice to Company:

                  QMed, Inc.
                  25 Christopher Way
                  Eatontown, NJ 07724

                  Attention: Board of Directors

         Notice to Executive:

                  Jane Murray
                  195 Valhalla Drive
                  Mantoloking, NJ  08738

         Notices shall be deemed given as of the date delivered or the date entrusted to the United States postal service or courier service, provided that delivery to the recipient actually occurs.

14.      COUNTERPARTS.

         This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

15.      HEADINGS.

         The headings in this Agreement are for convenience only and in no way define, limit, or describe the scope or intent of any provision of this Agreement.

16.      WAIVER.

         The waiver by either party of noncompliance by the other party of any term or provision of this Agreement shall not be construed as a waiver of any other non-compliance.

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17.      ARBITRATION.

         In the event a dispute arises under any term or provision hereof, such dispute shall be settled by arbitration in the county in the State of New Jersey selected by the Executive, by and in accordance with the rules then existing of the American Arbitration Association. The reasonable legal fees of the Executive in connection with a matter subject to arbitration hereunder shall be paid by the Company.

18.      SEVERABILITY.

         If any one or more of the provisions contained in this Agreement shall be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof.

19.      MITIGATION OF DAMAGES.

         Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise after the termination of her employment hereunder.

20. GOVERNING LAW.

         THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW JERSEY WITHOUT REGARD TO ITS CONFLICTS OF LAWS RULES OR PRINCIPLES.


                            [SIGNATURE PAGE FOLLOWS]

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                      QMED, INC.



                                      By:  /s/ Michael W. Cox
                                          --------------------------------------
                                           Michael W. Cox
                                           President and Chief Executive Officer


                                      EXECUTIVE



                                      /s/ Jane Murray
                                      -------------------
                                      Jane Murray

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